As filed with the Securities and Exchange Commission on November 21, 2002
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM F-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

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                    Kabushiki Kaisha Crosswave Communications
             (Exact Name of Registrant as Specified in Its Charter)

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                          CROSSWAVE COMMUNICATIONS INC.
                 (Translation of Registrant's Name Into English)

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                    Japan                                      52-2255148
       (State or Other Jurisdiction of                      (I.R.S. Employer
       Incorporation or Organization)                    Identification Number)

                               Crest Yasuda Bldg.
                             3-21, Kanda Nishiki-cho
                           Chiyoda-ku, Tokyo 101-0054
                                      Japan
                                 81-3-5205-4500
   (Address and Telephone Number of Registrant's Principal Executive Offices)

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                      Crosswave Communications America Inc.
                      5201 Great America Parkway, Suite 320
                          Santa Clara, California 95054
                                  408-982-5208
           (Name, Address, and Telephone Number of Agent for Service)

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                                   Copies to:
                            John D. Young, Jr., Esq.
                               Sullivan & Cromwell
                      Otemachi First Square East Tower 16F
                              5-1, Otemachi 1-chome
                           Chiyoda-ku, Tokyo 100-0004
                                      Japan
         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
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       If the only securities being registered on this Form are being offered
pursuant to dividend or interest reinvestment plans, please check the following box. |_|
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If delivery of` the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                         Proposed Maximum     Proposed Maximum     Amount of
                Title of Each Class of                     Amount to be  Offering Price Per   Aggregate Offering   Registration
              Securities to be registered                   Registered       Unit (1)            Price (1)           Fee (5)
-------------------------------------------------------- ----------------- ---------------------------------------------------------
Stock Acquisition Rights                                    225 rights          $318.57(4)          $7,167,825         $659.44
Common Stock, no par value (2) (3)                       22,500 shares
======================================================== ================= ====================== ==================================

(1) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(g), using an exchange rate of $1.0 = (Y)121.15 (the Federal Reserve Bank of New York noon buying rate on November 18, 2002). Not specified with respect to each class of securities to be registered pursuant to General Instruction II.C. of Form F-3 under the Securities Act.

(2) Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. The shares are not being registered for the purpose of sale outside the United States.

(3) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of shares of common stock registered hereby have been registered under a separate Registration Statement on Form F-6 (File No. 333-12288). Each American Depositary Share represents 1/200th of a share of common stock.

(4)  Calculated on a per share basis.

(5) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

--------------------------------------------------------------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, dated November 21, 2002

                                   PROSPECTUS

                          CROSSWAVE COMMUNICATIONS INC.
                          225 Stock Acquisition Rights
                          22,500 Shares of Common Stock
               in the form of Shares or American Depositary Shares


                  We are offering up to 22,500 shares of our common stock issuable upon exercise of the Stock Acquisition Rights described below. The sellers named in this prospectus from time to time may offer and sell in the aggregate up to 225 Stock Acquisition Rights, or SARs, and up to 22,500 shares of our common stock issued upon exercise of any, some or all of these SARs. The sellers may sell from time to time the SARs or shares of common stock in privately negotiated transactions. The sellers may also sell from time to time the shares issued upon exercise of the SARs in the form of American Depositary Shares, or ADSs, on the Nasdaq National Market if they deposit these shares with our ADS depositary. Each ADS will represent 1/200th of a share of common stock. We will receive a fixed price of (Y)3,859,500 per SAR upon any exercise of SARs. The SARs and the shares of common stock issued upon exercise of the SARs may be offered at prices determined by the sellers, based on prevailing market prices or other factors. For a more detailed description of how the sellers may distribute the securities covered by this prospectus, please carefully read the section entitled "Plan of Distribution" contained in this prospectus.

                  The SARs to be sold under this prospectus were issued by us to the sellers under several Stock Acquisition Rights Placement Agreements, each dated May 21, 2002, by and between us and each respective seller. Each SAR is exercisable for 100 shares of our common stock, subject to adjustment as described below under "Description of SARs -- Adjustment of Number of Shares of Common Stock Issuable Upon Exercise of a SAR", at any time on or before May 31, 2009. The SARs and shares of common stock issuable upon exercise of the SARs are subject to transfer restrictions as discussed under "Description of SARs -- Transfer of SARs". We will receive up to (Y)868,387,500 upon exercise of these SARs, depending on how many, if any, are exercised. See "Use of Proceeds". We will not receive any of the proceeds from the sale of the SARs, common shares or ADSs by the sellers.

                  As of September 30, 2002, 501,960 shares of our common stock were outstanding, including 75,523 shares represented by a total of 15,104,600 American Depositary Shares. We will issue additional shares of common stock upon any exercises of the SARs. Our ADSs are quoted on the Nasdaq National Market under the symbol "CWCI". On November 18, 2002, the last reported sale price of the ADSs was US$0.84 per ADS. There is no public market for our common stock, except in ADS form, or for the SARs.

                  Our head office is located at Crest Yasuda Bldg., 3-21, Kanda Nishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan, and our telephone number at that location is 81-3-5205-4500.

     See "Risk Factors" beginning on page 5 to read about certain factors you should consider before buying these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                      The date of this prospectus is,   2002.

     The information in this prospectus is not complete and may be changed. The sellers may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           FORWARD-LOOKING STATEMENTS

                  This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about our business and our industry and that are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, contain projections of results of operations or of financial condition of ours or our subsidiaries or state other "forward-looking" information. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contained in or suggested by any forward-looking statement.

                  Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Risk Factors" section of this prospectus and in Item 3.C. of our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. These include, without limitation:

     - that we have incurred significant losses since our establishment in 1998 and expect to incur losses in the future;

     - that we may need additional cash to further develop our network and fund our operations and if we are unable to obtain it, we will not be able to complete our network development plans as scheduled or we will be forced to modify or abandon some or all of our plans; and

     - that prices for data communication services we offer will continue to decline which may reduce our revenues or limit our ability to grow our revenues.

                       ENFORCEABILITY OF CIVIL LIABILITIES

                  We are a limited liability, joint-stock company incorporated under the laws of Japan. All of our directors and executive officers (and certain experts named herein) reside in Japan. Substantially all of our assets and the assets of these persons are located outside the United States. It may not be possible, therefore for investors to effect service of process within the United States upon us or these persons or to enforce against us or these persons judgments obtained from United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. Our Japanese counsel, Asahi Koma Law Offices, has advised us that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States. In general, the enforceability in Japanese courts of final and binding judgments of U.S. courts will depend on a variety of factors, including whether:

     - the U.S. court had jurisdiction in accordance with Japanese law, ordinances and treaties;

     - the losing defendant received service of process properly (public notice is not appropriate for this purpose) or responded to the action before the U.S. courts;

     - the contents of the judgment and the court procedure did not violate Japanese public order or standards of decency; and

     - there exists reciprocity as to recognition of a final judgment obtained in a Japanese court by the U.S. court.


                             AVAILABLE INFORMATION

                  We have filed a registration statement on Form F-3 under the Securities Act of 1933, relating to the securities offered hereby. This prospectus does not contain all the information set forth in that registration statement and the exhibits and schedules thereto. For further information about us and the securities being offered in this prospectus, please refer to the registration statement and to the exhibits and schedules filed with it. In addition, wherever a reference is made in this prospectus to a contract or other document that is filed as part of the registration statement, please be aware that the reference is not necessarily complete and that you should refer to the exhibits and schedules that are a part of the registration statement for a copy of the contract or other document.

                  We also file annual reports of Form 20-F and furnish current reports and information on Form 6-K with the United States Securities and Exchange Commission. The reports and information we furnish on Form 6-K include quarterly reports that are not required by the SEC but which we furnish to the SEC on a voluntary basis, although we could discontinue this practice at any time.

                  You may review a copy of the registration statement and our annual reports on Form 20-F and reports and information furnished on Form 6-K without charge at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also get copies of all or any portion of the registration statement upon payment of a prescribed fee from the public reference room, the SEC's regional offices, by writing the SEC or by calling the SEC at 1-800-SEC-0330.

                  As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements to shareholders. Because we are a foreign private issuer, we and our directors and officers are also exempt from the short-swing profit recovery and disclosure regime of section 16 of the Exchange Act.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

                  The SEC allows us to "incorporate by reference" the information we file with them in other documents, which means:

     -    incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the SEC after the date of this prospectus will automatically update and supersede this prospectus.

                  We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

     - our annual report on Form 20-F, including the exhibits thereto, for the fiscal year ended March 31, 2002 as filed with the SEC on July 19, 2002;

     - our report on Form 6-K as filed with the SEC on August 15, 2002, which included our unaudited quarterly financial statements for the quarter ended June 30, 2002;

     - our report on Form 6-K as filed with the SEC on November 13, 2002 which included our unaudited quarterly financial statements for the quarter ended September 30, 2002.

                  We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until the public offering of these securities is terminated:

     -    our annual  reports  filed on Form 20-F  pursuant to the Exchange Act;
          and

     - our reports on Form 6-K to the extent that they state they are incorporated by reference, if any.

                  We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to Company Secretary, Crosswave Communications Inc., Crest Yasuda Bldg., 3-21, Kanda Nishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan. Our telephone number at that location is 81-3-5205-4500.

                  Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that it is modified or superceded by any other statement herein or in any subsequently filed document that is incorporated by reference in this prospectus. Any statement modified in this manner shall not be deemed to be part of this prospectus except as so modified, and any statement superceded in this manner shall not be deemed to constitute a part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision.

We have incurred significant losses since our establishment in 1998 and expect to incur losses in the future.

In starting our business and in developing our nationwide fiber optic network and data centers, we have incurred operating and net losses and working capital deficits and we may continue to incur losses in the next several fiscal years. For the fiscal year ended March 31, 2002, we had revenues of (Y)9,488 million, operating losses of (Y)12,865 million and net losses of (Y)13,397 million. For the quarter ended September 30, 2002, we had revenues of (Y)4,317 million, operating losses of (Y)3,414 million and net losses of (Y)3,821 million. Our accumulated deficit at September 30, 2002 was (Y)40,142 million. Although we expect that our operating loss and net loss for the fiscal year ending March 31, 2003 will be less than our operating loss and net loss of (Y)12,865 million and
(Y)13,397 million, respectively, for the year ended March 31, 2002, we expect to continue to post operating losses and net losses for the year ending March 31, 2003 and perhaps beyond and there is no guarantee that we will be able to generate returns thereafter sufficient to reverse our operating and net losses and clear our accumulated deficits. If our revenues grow less than expected or our losses are larger than expected, we may not be able to fully implement our business plan or to implement it on schedule. This could affect our ability to offer the levels of services anticipated and to generate the revenue we expect, which could, in turn, adversely affect our results of operations and financial condition.

We have a limited operating history and may not be able to successfully implement our business plan.

We have a limited operating history. We started our operations in May 1999 and there is limited information available to evaluate our performance. Although our operations, including network development, sales and customer base, have expanded, our business is still in development. Accordingly, our prospects and the merits of investing in us must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving, capital-intensive industries such as those related to data communications infrastructure and services. If our business model proves to be unsuccessful, we may not achieve profitability.

We may need additional cash to further develop our network and fund our operations and if we are unable to obtain it, we will not be able to complete our network development plans as scheduled or we will be forced to modify or abandon some or all of our plans.

In May 2002, we entered into loan agreements with Sumitomo Mitsui Banking Corporation, The Sumitomo Trust & Banking Corporation, UFJ Bank Limited and Mizuho Corporate Bank for up to a total amount of (Y)20 billion. Our network development plan includes increasing the coverage and redundancy of our nationwide network, additional equipment purchases or leasing in accordance with market demand and construction of data centers in Yokohama and Saitama. We believe that our current cash position and the (Y)20 billion loan facilities put in place in May 2002 will be sufficient to implement the current network development plan. However, more investment may be needed and we may need additional funds, and there is no assurance that the additional funds we may require will be available on commercially reasonable terms, or at all.

In addition, to obtain the funds agreed to in the loan agreement, we will have to meet covenants or certain requirements for draw down. There is no assurance that we will continue to meet the requirements to draw down or repay the funds agreed to in the loan agreement. Any inability to meet these requirements or the occurrence of other defaults would preclude us form obtaining funds under this agreement and this may prevent us from implementing our plans or may require us to modify or abandon some or all of our plans.

We may not be able to compete effectively, especially against established competitors which have greater financial, marketing and other resources.

The telecommunications industry in Japan is becoming more competitive. Many of our competitors have developed or are currently developing extensive fiber optic networks and have started to shift their focus from traditional voice communications services to data communications services and data center services. Our competitors are primarily large telecommunications companies in Japan such as NTT Group, including NTT Communication, NTT East and NTT West, Powered Com, Japan Telecom and KDDI. We also face potential competition from major foreign telecommunications companies and believe that competition will continue to increase as a result of deregulation of the telecommunications market in Japan. In particular, we may be vulnerable to existing telecommunications companies with significant amounts of fiber optic lines already installed and to new entrants whose cost of entry into the data communications business, particularly the provision of data transmission capacity, may be substantially lower than it was for us.

We compete by differentiating our services from theirs by service line-ups, quality, and other features, but competitors may have advantages, including:

     - substantially greater financial resources, which enable them to aggressively price their services;

     -    substantially   greater  personnel,   marketing,   service  and  other
          resources;

     -    more extensive and well-developed marketing and sales networks;

     - greater numbers of existing customers which may become customers of their data communications services;

     -    higher name and brand recognition; and

     - extensive networks which may be enhanced if existing switches and equipment are replaced with more advanced ones.

With these advantages, our competitors may be better able to:

     -    develop, market and sell their services;

     -    adapt more quickly to new and changing technologies; and

     -    more easily obtain new subscribers.

In addition, competition could significantly increase as a result of:

     - deregulation of the dark fiber market, which has lowered the price of acquisition of transmission facilities substantially;

     - an increase in the supply of fiber or other data communications infrastructure, making it possible for competitors to enter more cost-effectively into contracts for the long-term use of transmission facilities;

     -    increased consolidation and strategic alliances in the industry;

     -    increased competition from foreign carriers and others;

     -    further technological advances; and

     -    further deregulation and other regulatory initiatives.

If we are unable to accommodate customers' demands or meet customers' requirements, we will not realize expected returns on our investment.

     Our  network  is  specifically  designed  for data  communications  such as corporate computer networks and use of the Internet. Our services and our network infrastructure, including data center facilities, must attract customers in order to generate sufficient revenues and to realize the anticipated cash flow, operating efficiencies and cost benefits of our network development plan. If we are not successful in accommodating such customers' demands or requirements, we will not be able to generate sufficient revenues to justify our initial investments or to support our continued network and data center development.

     Potential obstacles to attracting our target customers include:

     - customers may be reluctant to use a new, telecommunication carrier even if we offer attractive services;

     - the market for our services may not grow as fast as we anticipate or at all;

     -    our services may fail to perform as expected;

     -    our services may not attract customers;

     -    we are unable to develop services which customers need;

     -    delays  in  the   installation   and   development   of  our   network
          infrastructure could hurt our ability to attract customers and/or prevent us from delivering our services;

     -    growth of overall demand for data transmission in Japan may slow down;
          and

     - other competitive factors such as aggressive pricing by existing or new competitors.

We anticipate that prices for data communication services we offer will continue to decline which may reduce our revenues or limit our ability to grow our revenues.

     The prices we currently charge to our customers for transmission capacity and other services are likely to decline for the following reasons:

     - future rate reductions for data communications services by new or existing competitors;

     -    deregulation of the dark fiber market in Japan;

     - continuing development by our competitors of cost-efficient fiber optic networks;

     - installation by us and our competitors of additional fiber and related equipment that provides substantially more transmission capacity than initially needed; and

     - recent or future technological advances that enable substantial increases in, or better usage of, the transmission capacity of both new and existing fiber (and other transmission medium such as copper wire).

     If prices for data transmission and our other services decline, we may experience a decline in revenues or in the rate of growth of our revenues which would have a material adverse effect on our development plans and operations.

     If the general market level of prices for fiber optic cable, by IRU agreement or otherwise, is reduced more than anticipated or more rapidly than anticipated, our services will become less competitive and we will not be able to generate the revenues that we expect.

Our operating results are likely to fluctuate significantly and may differ from market expectations.

     Our annual and quarterly operating results may vary significantly in the future due to a number of factors, many of which are beyond our control. As a result, we believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance. It is likely that, in some future quarters, our operating results will be below the expectations of public market analysts and investors, which could have a negative effect on our market price.

     Factors which may cause fluctuation include:

     - the timely completion of the various stages of our network development plan, or the modification of this plan;

     -    the timely implementation of planned services;

     - the rate at which we are able to offer services to remain competitive as the market for data communications develops;

     -    the  timing  of  large-scale   orders,   the  timing  of  payments  or
          prepayments of contracts for transmission lines and the timing of other expenses;

     -    the rate at which we are able to add new customers;

     -    the addition or loss of major customers;

     - the rate at which customers increase the bandwidth or the number of ports they use;

     -    the timing of our customers to replace to our services; and

     -    fluctuations in the yen/dollar exchange rate and interest rate.

Our business may be adversely affected if we fail to maintain the reliability, currency and security of our networks.

     The reliability of our networks could be affected by damage from fire, earthquakes and other natural disasters, power loss, telecommunications failures and similar events. Much of our computer and data center networking equipment and the lines that make up our network backbones are concentrated in a few locations that are in earthquake-prone areas. Computer viruses and interruptions in service as a result of the accidental or intentional actions of Internet users and others may also prevent us from providing service to our customers. Any problems that cause interruptions in the services we provide could have a material adverse effect on our business, financial condition and results of operations.

     Our network uses a collection of communications equipment, software, operating protocols and proprietary applications for the high-speed transmission of large quantities of data among multiple locations. Given the structure of our network and the nature of Ethernet or IP protocol, it may be possible for data to be delayed, lost or distorted in the provision of services like Wide-area Ethernet platform or High-speed Backbone Services, although we are not aware of any significant delays to date. Delays in data delivery may cause significant performance degradations in applications that customers are using. Our network may also contain undetected design faults and software bugs that, despite our testing, may be discovered only after the network has been installed and is in use. The failure of any equipment or facility on the network could result in the interruption of customer service until necessary repairs are made or replacement equipment is installed. Any failures, faults or errors could cause delays or service interruptions, expose us to customer liability or require expensive modifications that could have a material adverse effect on our business.

If we fail to keep up with the rapid technological changes in our industry, our services may become obsolete and we may lose customers.

     We expect that new equipment and technologies will emerge and that existing equipment and technologies will develop further. New equipment and technologies may reduce the prices for the types of services we offer or they may be superior to, and render obsolete, these services and the equipment and technologies we use. As a result, our most significant competitors in the future may be new entrants to our markets which would not be burdened by an installed base of older equipment. It may be very expensive for us to upgrade our equipment and technology in order to continue to compete effectively. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes.

     With respect to our network, we have designed and completed the network to operate using DWDM, or Dense Wavelength Division Multiplexing transmission technology, and SONET, or Synchronous Optical Network Technology. If a new technology is developed that provides the ability to transmit larger amounts of traffic more efficiently and cost-effectively on the same fiber optic cables, we may not be able to convert to the new technology on a timely basis or at all and, if we are able to convert, we may lose the benefits of significant amounts of investments in equipment and technology related to DWDM and SONET.

Rapid growth and a rapidly changing operating environment may strain our limited resources.

     We have limited operational, administrative and financial resources, which could be inadequate to sustain the growth we want to achieve. As our customers increase, as traffic patterns change and as the volume of information transferred increases, we may need to increase our investment in our network and other facilities in order to adapt our services and to maintain and improve the quality of our services. If we are unable to manage our growth and expansion, the quality of our services could deteriorate and our business may suffer.

We rely on IIJ for network and service development and sales activities, without which we may not be able to maintain the quality of our network.

     Our network was designed and installed jointly with engineers and other personnel at Internet Initiative Japan. Mr. Asaba, our Chief Technology Officer and the Co-Chief Technology Officer at IIJ, mainly coordinated this network development. Some of our technical personnel, including Mr. Asaba, divide their time between IIJ and us. IIJ pays the salaries of Mr. Asaba and these IIJ personnel, and we reimburse IIJ for a portion of the costs of these employees based on how much of their time is devoted to us.

     IIJ's   continued   support  in   developing   our  network  and  services,
implementing our network development plan, and identifying, evaluating and procuring equipment and new technologies for our network is important. Mr. Asaba and various project managers at Crosswave and IIJ, coordinate the network and service development and various other projects at Crosswave and IIJ on a case-by-case basis to ensure that resources are assigned to projects as needed. In those instances where IIJ employees are temporarily assigned to us, we reimburse IIJ for the time of the IIJ employees at scheduled rates. The quality of our network and services may be affected and our business may suffer to the extent this continued support is unavailable on a timely basis or at all.

Our business and relationships with customers and major stockholders may suffer if we lose the services of key directors and executive officers that split time between IIJ and us.

     Mr. Suzuki, our President and Representative Director, and Mr. Asaba, our Chief Technology Officer, split their time between Crosswave and IIJ, where Mr. Suzuki serves as President, Chief Executive Officer and Representative Director, and Mr. Asaba serves as Managing Director and Co-Chief Technology Officer. In addition, Mr. Onishi, our Chief Executive Officer, also serves as a director of IIJ. To the extent any of these or other employees are not available to us at important times, our business may suffer. We also rely on their expertise in the operation of our businesses and on Mr. Suzuki's relationships with our three main shareholders. None of our directors, officers or key employees, including Mr. Suzuki, Mr. Onishi and Mr. Asaba, is bound by an employment or non-competition agreement.

We depend on key personnel and our business may suffer if we cannot attract or retain qualified personnel.

     If we fail to attract or retain the qualified personnel we need, our business may be adversely affected. Because our network, services, products and technologies are complex, we depend on the continued service of our existing engineering and other personnel and we will need to hire additional engineers and research and development personnel. Competition for qualified engineers, research and development personnel and employees in data communications services industry in Japan is intense and there are a limited number of persons with the necessary knowledge and experience.

Because IIJ is our largest shareholder, main customer, and primary provider of sales agent support, our results of operations and financial condition could suffer if IIJ's business suffers.

     In the year ended March 31, 2002, services rendered to IIJ and its affiliates accounted for approximately 43.2% of our revenues. Additionally, another 13.3% of our revenues were attributable to Sony and Toyota and their affiliates. Although we expect to diversify our sources of revenue in this and future fiscal years, IIJ will continue to be a significant customer. To the extent IIJ does not continue to be successful in expanding its business and increasing the number of its customers and the bandwidth its customers use, our business may suffer accordingly.

     Additionally, IIJ is one of our largest sales agents. As IIJ expands its IP connectivity, value-added services, Internet data center services and systems integration services, we expect our sales to increase. To the extent IIJ is not successful in promoting our services, either individually or as part of its systems integration services, our business will not grow as rapidly as anticipated.

Conflicts of interest may arise between us and IIJ which could be resolved in a manner unfavorable to us.

     Conflicts of interest could arise relating to the nature, quality and pricing of services provided by us to IIJ or by IIJ to us, the allocation of corporate opportunities and general issues relating to maintaining or increasing our profitability. In addition, our President and Representative Director is also the President, Chief Executive Officer and Representative Director at IIJ, and 17 of our employees are seconded from IIJ. There could be potential conflicts of interest when these directors are faced with decisions that could have different implications for our company and IIJ. As a result, it is possible that these directors could place the interest of IIJ ahead of our interests when the two are incompatible. We have not entered into any agreement with IIJ regarding conflicts of interest.

Our three main shareholders have the ability to control us and their interests may conflict with the interests of our other shareholders.

     As of the date of this  prospectus,  IIJ, Sony and Toyota own 37.9%,  23.9%
and 23.9% of our shares, respectively, or 85.7% in the aggregate. These shareholders are actively involved in and will continue to have the ability to control our affairs and business. They have agreed that until August 2003, IIJ will be able to nominate two our board of director members and Sony and Toyota one each, and they will vote their shares in favor of each others' respective nominees. As noted above, there is also a significant amount of management overlap and dependence on IIJ personnel. It is possible that our main shareholders' interests could conflict with the interests of our other shareholders.

We may not be able to continue using our transmission lines under our IRU agreements or our data centers under leases if the grantor of one of our IRU agreements or one of our landlords becomes insolvent.

     We obtain substantial parts of the transmission lines for network and space for our data centers through leases with third parties. Dark fiber for the majority of our nationwide fiber optic network is leased to us under our long-term IRU agreement with KDDI, capacity between Japan and the United States is provided by an IRU agreement with Asia Global Crossing, and we obtain usage of other parts of our network from other companies through IRU agreements. We also lease space for our data centers. Our rights under IRU agreements can be asserted only against the carriers granting the IRU. Therefore, we may not be able to continue using the transmission lines under the IRU agreements if the carriers were to become insolvent or bankrupt or if the transmission lines were to be foreclosed on or disposed of. In addition, we have pre-paid $25 million to Asia Global Crossing which we might not be able to recover in the event of its insolvency or bankruptcy. Global Crossing, the parent company of Asia Global Crossing, has filed for reorganization. If we are unable to continue operating a part of our network due to the bankruptcy, reorganization, insolvency or other action of any party from whom we lease a part of our network, our results may be adversely affected.

We may not be able to develop our network in a timely manner if there are delays in the construction of conduits for our fiber or in the installation of the fiber.

     The majority of our existing network backbone consists of four strands of nationwide dark fiber that we lease under an IRU agreement from KDDI. To date, we have installed transmission equipment and have activated, or "lit", four strands of this fiber in most parts of the country. To prepare for future demand, our backbone network development plan calls for us to increase the coverage and redundancy of our nationwide network by using conduits currently being installed by the Ministry of Land, Infrastructure and Transport along national roadways throughout Japan. We have applied to install cables with multiple strands of fiber in these conduits. Delays by the Ministry of Land, Infrastructure and Transport in completing these conduits or issuing approval of our applications or delays by us or our contractors in the installation of the fiber could prevent us from developing our nationwide backbone network on a timely basis or at all. Also, we may not be successful in obtaining additional rights-of-way and other permits required to install and use fiber underground or in other conduits or to use electricity and telephone pole space and other rights-of-way.

Regulatory matters could impact our ability to conduct our business.

     The licensing, construction and operation of telecommunications systems and services in Japan are subject to regulation and supervision by the Ministry of Public Management, Home Affairs, Posts and Telecommunications, the MPHPT. These regulations, as applicable to us, are summarized in more detail in the section entitled "Regulation of the Telecommunications Industry in Japan" in Item 4 of our most recent annual report on Form 20-F. We operate our business pursuant to licenses and approvals that have been granted by the MPHPT. Our licenses are issued under the Telecommunications Business Law to provide telecommunications services through our network which makes us a Type I Carrier. Any decisions or changes by the MPHPT in the areas of the grant, amendment or renewal of licenses based on the leasing of facilities could require us to substantially change our business model.

     Our Type I license has an unlimited duration, but is subject to revocation by the MPHPT if we violate telecommunications laws and regulations in a manner that is deemed to impair the public interest, if we or any of our directors are sentenced to a fine or any more severe penalty under the telecommunications law, if we employ a director who was previously sentenced to a fine or more severe penalty or if we have had a Type I license revoked in the past. There can be no assurance that we will be able to fulfill the terms of our licenses and approvals to the satisfaction of the MPHPT.

     Existing and future governmental regulation may substantially affect the way in which we conduct business. These regulations may increase the cost of doing business or may restrict the way in which we offer products and services. We cannot predict the future regulatory framework of our business. Any changes in laws, regulations or MPHPT policy affecting our business activities and those of our competitors could adversely affect our financial condition or results of operations.

                                 USE OF PROCEEDS

                  If all of the SARs are exercised, of which there can be no assurance, the maximum estimated net proceeds to us will be approximately
(Y)859,307,500, after deduction of fees and the expenses of this offering. We intend to use the net proceeds for repayment of a portion of our debt. We will not receive any of the proceeds from the sale of the SARs, common shares or ADSs by the sellers.

                                 CAPITALIZATION

         The following table shows our capitalization as of September 30, 2002 on an actual basis and as adjusted basis to give effect to the issuance of shares upon exercise of the 225 SARs offered hereby, net of estimated costs and expenses related to this offering.

                                                                                         Actual                 As
                                                                                       (Unaudited)         Adjusted(1)
                                                                                       -------------    ---------------
                                                                                               (in thousands)

Short-term debt:
Short-term borrowings.......................................................     (Y)          500,000     (Y)     500,000
Current portion of capital lease obligations................................                5,219,857           5,219,857
Current portion of long-term debt...........................................                  386,159             386,159
                                                                                          -----------          ----------
     Total short-term debt..................................................                6,106,016           6,106,016
                                                                                          -----------          ----------
Long-term debt:
Capital lease obligations, less current portion.............................               21,083,496          21,083,496
Long-term debt, less current portion........................................               14,879,570          14,879,570
                                                                                          -----------          ----------
     Total long-term debt...................................................               35,963,066          35,963,066
                                                                                          -----------          ----------
Shareholders' equity:
      Common Stock no par value
        Authorized:  600,000;
        issued and outstanding:  501,960 actual and 524,260 shares as adjusted
        for the issuance of shares upon exercise of 225 SARs                               30,494,526          30,928,720
      Additional paid-in capital (2)........................................               18,542,796          18,967,910
      Accumulated deficit...................................................              (40,141,843)        (40,141,843)
      Accumulated other comprehensive income................................                     4,241              4,241
                                                                                          -----------          ----------
         Total shareholders' equity.........................................                8,899,720           9,759,028
                                                                                          -----------          ----------
         Total capitalization...............................................       (Y)     50,968,802   (Y)    51,828,110
                                                                                        ================    ==============

(1) Does not reflect the potential issuance of up to 7,500 additional shares upon exercise of 75 additional SARs issued to IIJ which are not being offered hereby.
(2) Additional paid-in capital as of September 30, 2002 includes (Y)225,000 thousand of proceeds from the issuance of 300 SARs in May 2002.

                          PRICE HISTORY OF COMMON STOCK

     American Depositary Shares representing our common stock have been quoted on the Nasdaq National Market since August 4, 2000.

The price history of our ADSs is reflected in the table below:

                                                                           NASDAQ ($)

                                                                    High                Low
                                                                    ----                ----
   Quarter ended September 30, 2000*...............                14.94                8.38
   Quarter ended December 31, 2000.................                11.13                7.94
   Quarter ended March 31, 2001....................                 8.69                2.63
   Year ended March 31, 2001..........................             14.94                2.63
   Quarter ended June 30, 2001.....................                 3.07                1.90
   Quarter ended September 30, 2001................                 2.30                0.31
   Quarter ended December 31, 2001.................                 1.68                0.27
   Quarter ended March 31, 2002....................                 1.25                0.74
   Year ended March 31, 2002..........................              3.07                0.27
       April 2002..................................                 1.11                0.80
       May 2002....................................                 1.39                0.82
       June 2002...................................                 1.06                0.80
   Quarter ended June 30, 2002.....................                 1.39                0.80
       July 2002...................................                 1.85                0.84
       August 2002.................................                 1.10                0.82
       September 2002..............................                 1.21                0.80
   Quarter ended September 30, 2002................                 1.85                0.80
       October 2002................................                 1.03                0.75

--------------------------------------------------------------------------------
* Commencing with the Company's initial public offering in August 2000.


                        DESCRIPTION OF OFFERED SECURiTIES

     The sellers may offer the following securities for sale under this prospectus:

     -    SARs

     - shares of our common stock issued upon exercise of the SARs, in the form of shares or ADSs.

Description of Stock Acquisition Rights

General

                  The SARs were issued by us to the sellers under several Stock Acquisition Rights Placement Agreements, each dated May 21, 2002, by and among us and each respective seller. We executed a separate agreement with each of the four sellers. We also issued 75 SARs to IIJ under a similar Stock Acquisition Rights Placement Agreement. Under the terms of these Agreements, we have agreed to file a registration statement on Form F-3 with the SEC and use our reasonable best efforts to cause such registration statement to be declared effective by the SEC and remain effective during the period ending two years following the SAR exercise period. IIJ has waived its registration rights in this regard. As a consequence, the SARs held by IIJ and any shares of our common stock issued upon any exercise of those SARs have not been registered for sale under the registration statement of which this prospectus forms a part, and such securities are not being offered hereby and IIJ is not one of the sellers named in prospectus.

                  The SARs are not and will not be listed on any securities exchange and we do not expect any public market to develop for the SARs. The following summaries of certain provisions of the Stock Acquisition Rights Placement Agreements do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the Stock Acquisition Rights Placement Agreements, a form of which is included as an exhibit to the registration statement of which this prospectus forms a part.

Exercise of SARs

                  We issued an aggregate of 300 SARs to IIJ and the sellers at a price of (Y)750,000 per SAR pursuant to the Stock Acquisition Rights Placement Agreements. Each SAR may be exercised for the issuance of 100 shares of our common stock, subject to adjustment as described under "Adjustment of Number of Shares of Common Stock Isusable upon Exercise of a SAR" below. The SARs may be exercised at any time until and including May 31, 2009. Partial exercise of a SAR is not permitted.

                  In order to exercise a SAR, a SAR holder must submit a written exercise notice to us together with the other documents as set forth in the Stock Acquisition Rights Placement Agreements including, in the case of any SAR in certificated form, the certificate representing the SAR being exercised. Once an exercise notice has been given by a SAR holder, it cannot be rescinded or canceled by the exercising SAR holder for any reason. Concurrently upon submission of an exercise notice, the exercising SAR holder must make payment of the exercise price of (Y)3,859,500 per SAR in immediately available funds to our account at Sumitomo Mitsui Banking Corporation, Tokyo Business Department, UFJ Bank, Nihonbashi Branch, or Sumitomo Trust & Banking Co., Ltd., Tokyo Business Department.

                  Following receipt of a properly completed exercise notice and other required exercise documents and payment in full of the exercise price, and upon completion of the other exercise
procedures  as  set  forth  in  the  Stock  Acquisition   Rights  Placement
Agreements, we will deliver a certificate representing the shares issued upon exercise of a SAR through the Transfer Agent Department of the Mitsubishi Trust and Banking Corporation. A holder of common shares issued upon exercise of a SAR may, if it so elects, deposit those shares in exchange for ADSs in accordance with the deposit procedures set forth in our ADS deposit agreement.

Adjustment of Number of Shares of Common Stock Issuable Upon Exercise of a SAR

                  The number of shares issuable upon exercise of a SAR may be adjusted upon the occurrence of events described below. The number of shares issuable upon exercise of a SAR is equal to (Y)3,859,500 divided by the exercise price per share. If the calculation creates a fraction of a share, the resulting fraction is disregarded. The initial exercise price is (Y)38,595 per share. 100 shares of common stock will be issued upon exercise of one SAR, if no adjustments are required to be made to the initial exercise price.

                  If we adjust the exercise price, we will provide notice of the adjustment no later than the day before the date on which the exercise price is to be adjusted. In the event of a stock split or other event where we are not reasonably able to provide such notice, however, we will do so as soon as practicable after the date on which the exercise price is adjusted.

Adjustments for Stock Splits or Combinations of Share

     In the event of a stock split or combination of shares, the exercise price will be adjusted using the following formula:

                                                                        1
 Exercise Price After Adjustment = Exercise Price Before Adjustment x___________
                                                                     Ratio of
                                                                     stock-split
                                                                     or
                                                                     combination
                                                                     of shares

                  "Exercise Price Before Adjustment" means the then-current exercise price on the day before the date on which the Exercise Price After Adjustment goes into effect. In the event of a stock split, the Exercise Price After Adjustment goes into effect on the day after the shareholder allocation date for that purpose. In the event of a combination of shares, it goes into effect on the effective date of the combination of shares.

Adjustments for Other Events

                  The exercise price will be adjusted using the Exercise Price Adjusting Formula, described below, if and whenever:

     - we issue new shares of our common stock or resell or otherwise transfer our treasury stock at or for a paid-in amount per share which is below the Current Market Price, in which event the Exercise Price is adjusted as of the day after the pay-in date; provided, however, that if there is a shareholder allocation date for the purpose of placement, it is on the day following the allocation date;

     - we issue securities convertible into our common shares at a paid-in amount per share which is below the Current Market Price, in which event, for the purpose of calculation of the Exercise Price After Adjustment using such formula, the amount to be paid-in per share will be the conversion price of such securities and the number of shares to be newly issued will be determined on the assumption that all such securities to be issued are converted into shares at the end of the issue date or, if any, the shareholder allocation date, and in the foregoing event, the Exercise Price After Adjustment goes into effect on the next day of the issue date or the allocation date, as the case may be.

     - we issue stock acquisition rights or stock acquisition right certificates for our common stock at a paid-in amount per share which is below the Current Market Price, in which event, for the purpose of calculation of the Exercise Price After Adjustment using such formula, the amount to be paid-in per share will be the issue price of the shares to be issued upon exercise of such stock acquisition rights, and the number of shares to be newly issued will be determined on the assumption that all such stock acquisition rights are exercised at the end of the issue date or, if any, the shareholder allocation date for the purpose of placement, and in the foregoing event the Exercise Price After Adjustment becomes applicable on the next day of the issue date or the shareholder allocation date, as the case may be.

                  The Exercise Price Adjustment Formula shall be:

                          Ix ( APP )
                               ---
                A = Bx       ( CMP )
                         ____________
                         I + N


                  Where:

                     A        =   Exercise Price After Adjustment
                     B        =   Exercise Price Before Adjustment
                     I        =   Number of then-current issued and
                                  outstanding shares on the shareholder
                                  allocation date or, if none, the date one
                                  month before the date the Exercise Price After
                                  Adjustment becomes applicable.
                    APP       =   Number of shares to be newly issued multiplied
                                  by the paid-in amount per share
                    CMP       =   Current Market Price which is equal to the
                                  Average Closing Price multiplied by 200
                                  (subject to change of the exchange rate
                                  between our shares and ADSs) multiplied by
                                  Exchange Rate
                     N        =   Number of shares to be newly issued

                  For the purpose of the above formula:

                  "Exercise Price Before Adjustment" means the then-current exercise price on the day before the date on which the Exercise Price After Adjustment goes into effect. In the event of a stock split, the Exercise Price After Adjustment goes into effect on the day after the shareholder allocation date for that purpose. In the event of a combination of shares, it goes into effect on the effective date of the combination of shares.

                  "Average Closing Price" means the average of the closing prices of our ADS on the National Nasdaq Market for thirty consecutive trading days commencing on the forty-fifth trading day prior to the date on which the Exercise Period After the Adjustment becomes applicable.

                  "Exchange Rate" means the noon buying rate of exchange of one United States dollar for Japanese yen, expressed in terms of the number of yen per dollar, i.e., the Japanese yen telegraphic transfer buying rate for tariff purposes quoted by the Federal Reserve Bank of New York in New York

City as of noon, on the date immediately prior to the date on which a resolution of such issuance is adopted.

                  If these calculations create a fraction of a yen, such resulting fraction shall be rounded upward to the nearest one-tenth of a yen. If, as a result of the calculation using the Exercise Price Adjusting Formula, the difference between the Exercise Price After Adjustment and the Exercise Price Before Adjustment comes within less than one yen, such adjustment shall not be made; provided, however, that if any cause for adjustment of the exercise price arises thereafter, for the purpose of calculation of the exercise price using the Exercise Price Adjusting Formula, the "Exercise Price Before Adjustment" will be the balance amount calculated by subtracting such difference from the then-current Exercise Price Before Adjustment.

                  In addition to adjustments for the events described under "Adjustments for Stock Splits" and "Adjustment for Other Events" above, we may adjust the exercise price by appropriate means in our opinion in the event of:

     - a capital reduction, merger or split-up, which reasonably requires adjustment of the exercise price; or

     - for any reason other than as provided above, any change of the number of our issued and outstanding shares or any occurrence which is likely to cause a change of such number, and which reasonably requires adjustment of the exercise price.

Payment of Dividends etc. for Shares Issued upon Exercise of the SARs:

     The first annual dividend or interim dividend shall be paid in respect of shares issued upon exercise of SARs as follows:

     - for shares issued as a result of exercise between April 1 and September 30, as if such shares were issued on April 1; and

     - for shares issued as a result of exercise between October 1 to the following March 31, as if such shares were issued on October 1.

Transfer of SARs

                  SARs must be in certificated form in order to effect a transfer of ownership. The SARs were initially issued in uncertificated form but we will issue certificates for outstanding SARs upon request of a SAR holder.

                  So long as IIJ remains our shareholder, IIJ has a right of first refusal on the transfer of any SARs. Under the terms of the Stock Acquisition Rights Placement Agreements, any SAR holder desiring to transfer a SAR to any third party or parties must give notice in writing to us and to IIJ including the name and address of the proposed transferree and other information about the proposed transfer requested by us. IIJ then has 10 days to make an offer in writing to the SAR holder. IIJ and the SAR holder are required to then discuss the proposed transfer price, date and other matters relevant to the transfer. If they come to agreement, the transfer may be made in accordance with the agreement. If no offer is made in writing by IIJ within 10 days following the SAR holder's initial notice, or if IIJ and the SAR holder cannot reach agreement within 20 business days of receipt of IIJ's offer notice, the SAR holder may transfer the SAR to any third party or parties. The SAR holder is required to make the transferee assume all of the SAR holder's obligations under the Stock Acquisition Rights Placement

Agreements. The SAR holder must also make the transferee provide the company with a written acceptance of the assumption of all the SAR holder's obligations under the agreement and, if such transfer qualifies as an offshore transaction within the meaning of Rule 903 under the Securities Act, a written representation and warranty of the fact that the transferee is neither a U.S. person nor person purchasing the SAR for transfer to or for the account or benefit of any U.S. person.

                  So long as IIJ remains our shareholder, IIJ also has a right of first refusal on the transfer of any shares issuable upon exercise of a SAR by the SAR holder who exercised the SAR. The procedure is the same as in the preceding paragraph. However, the transferee receiving any such share is not required to assume any obligations under the Stock Acquisition Rights Placement Agreements so long as the transfer is made pursuant to a registration statement on Form F-3 or pursuant to Rule 144 of the Securities Act.

                  As discussed under "Plan of Distribution", holders of SARs or a SAR holder holding common shares issued upon exercise of an SAR will be deemed to have represented at the time of any transfer thereof that the transfer is in compliance with or not subject to the right of first refusal from IIJ.

Merger, Split-up or Share Exchange

                  If we cease to exist due to a merger or we are split-up, we will ensure the survival of the SARs in any contracts or plans effecting such a transaction.

                  If we become a wholly-owned subsidiary of another company due to a share exchange or share transfer, we may assign the unexercised SARs to the company which has become or is expected to become our new parent company in exchange for shares of the parent company. Thereafter, SAR holders will receive shares of the new parent company upon exercise of SARs. The aggregate number of shares of the new parent company to be issued upon exercise of the SARs after the assignment will be determined by multiplying the number of our common shares to be issued upon exercise of the SARs before the assignment by the exchange rate of our shares for the parent company's share in the share exchange or share transfer by which we will or have become a subsidiary of the new parent company. If such calculation creates a fraction of share, such resulting fraction will be disregarded. The price to be paid upon exercise of the SARs after the assignment will be determined by using the following formula:

                                                                           1
Amount to be paid after assignment =Amount to be paid before assignment x_______
                                                                        Exchange
                                                                        rate of
                                                                        our
                                                                        share
                                                                        for
                                                                        parent
                                                                       company's
                                                                        share

Description Of Common Stock

                  The following description of our common stock is a summary of the material information concerning our shares. For additional information, you should read our Articles of Incorporation and Share Handling Regulations, which are included as exhibits to the registration statement of which this prospectus forms a part. Additional information is also contained in the Commercial Code of Japan, but not all of that information is summarized here.

General

                  Our shares are not listed on any Japanese stock exchange or traded on the over-the-counter market in Japan.

                  At present, our authorized share capital is 600,000 shares, no par value, of which 501,960 shares have been issued. All issued shares are fully paid and non-assessable. Under the Commercial Code, transfer of shares is made by delivery of share certificates. However, in order for a shareholder to assert rights against us, the transferee must have his name and address registered on our register of shareholders. Shareholders are required to file their names, addresses and seal impressions with The Mitsubishi Trust and Banking Corporation, which is the transfer agent for our shares. Foreign shareholders may file a specimen signature in lieu of a seal impression. Non-resident shareholders are required to appoint a standing proxy in Japan or file a mailing address in Japan. Japanese securities firms and commercial banks customarily offer the service of standing proxy, and provide related services.

History of Share Capital

                Date                           Number of Share Issued                   Issue Price per Share
---------------------------------              ----------------------                   ----------------------

August 31, 1999                                          32,000 (1)                            (Y)50,000
February 26, 2000                                       240,000 (1)                            (Y)50,000
August 10, 2000                                          86,960 (2)                               $2,800 (3)
August 10, 2000                                          15,000 (4)                               $2,800

(1) In each issuance prior to August 10, 2000, the shares were divided as follows: 40% to IIJ, and 30% each to Sony and Toyota.

(2)  As part of the initial public offering of our shares in the United States.

(3)  Before deduction of underwriting  discount of $176 per share.

(4)  Issued to IIJ in a private placement in Japan.

Dividends

                  We have never declared or paid any cash dividends on our capital stock. We currently do not expect to pay any cash dividends for the foreseeable future. If we pay annual cash dividends, they would be distributed in cash on a pro rata basis to shareholders of record as at March 31 in each year, following approval by a resolution of an ordinary general meeting of shareholders. In addition to annual dividends, we may also pay interim dividends in cash from our retained earnings to shareholders of record as at September 30 in each year by a resolution of our Board of Directors. Our Articles of Incorporation provide that we shall be relieved of our obligation to pay any annual dividends or interim dividends unclaimed for three years after the date on which they first become payable.

                  The Commercial Code provides that we may not make any distribution of profits by way of annual cash dividends or interim dividends unless we set aside in our legal reserve an amount equal to at least one-tenth of any amount paid out by us as an appropriation of retained earnings, including any payment by way of annual dividend and bonuses to directors and statutory auditors, until our legal reserve is at least one-quarter of our stated capital. The Commercial Code permits us to distribute profits by way of dividends out of the excess of our net assets, on a non-consolidated basis, over the aggregate of:

     -    our stated capital;

     -    our additional paid-in capital;

     -    our accumulated legal reserve;

     - the legal reserve to be set aside for the dividends concerned and proposed payment by way of appropriation of retained earnings; and

     - the excess, if any, of unamortized expenses incurred in preparation for commencement of business and in connection with research and development over the aggregate of the amounts listed above, other than our stated capital.

                  In the case of interim dividends, the net assets are calculated by reference to the balance sheet as at the last closing of our accounts, but adjusted to reflect:

     - any subsequent payment by way of appropriation of retained earnings and the related transfer to legal reserve;

     -    any subsequent transfer of retained earnings to stated capital; and

     - the aggregate purchase price of shares determined by a resolution of an ordinary general meeting of shareholders authorizing us to acquire our shares pursuant to the amendments to the Commercial Code mentioned below.

                  Interim dividends may not be paid where there is a risk that at the end of the financial year net assets might be less than the aggregate of the amounts listed above.

                  If we have on our balance sheet a number of shares acquired for the purpose of transferring these shares to our directors or employees but these shares are yet to be transferred, the book value of these shares shall be deducted from the amount available for payment of annual dividends and interim dividends.

                  In Japan, the "ex-dividend" date and the record date for any dividends come before the date the issuer decides the amount of the dividends to be paid.

                  For information on Japanese taxes on dividends, please refer to Item 10.E, "Tax Considerations -- Japanese Taxation" in our most recent annual report on Form 20-F incorporated by reference in this prospectus.

Capital and Reserves

                  When we issue new shares, the entire amount of the issue price of new shares is required to be accounted for as stated capital, although we may account for an amount not exceeding one-half of the issue price as additional paid-in capital by resolution of our Board of Directors. We may at any time transfer the whole or any part of our additional paid-in capital and legal reserve to stated capital by resolution of our Board of Directors. We may also transfer the whole or any part of retained earnings which are distributable as annual dividends or interim dividends to stated capital by resolution of any ordinary general meeting of shareholders.

                  We may, by a resolution of an ordinary general meeting of shareholders (in the case of reduction of stated capital, by a special resolution of a general meeting of shareholders, see "Voting Rights" below), reduce stated capital, capital surplus and/or legal reserve (in the case of the latter two reserves, in aggregate, the remainder after such reduction should not be less than one-quarter or our stated capital).

Stock Splits

                  We may at any time split our shares in issue into a greater number of shares by resolution of our Board of Directors. When a stock split is to be made, so long as we have only one class of outstanding shares, we may increase the number of the authorized shares in the same ratio as that of such stock split by amending our Articles of Incorporation, which amendment may be effected by resolution of our Board of Directors without approval by shareholders. Shareholders will not be required to exchange share certificates for new share certificates following a stock split, but certificates representing the additional shares resulting from the stock split will be issued to shareholders. Before a stock split, we must give public notice of the stock split, specifying a record date therefor, not less than two weeks prior to such record date and in addition, promptly after the stock split takes effect, give notice to each shareholder specifying the number of shares to which such shareholder is entitled by virtue of the stock split.

                  For information on the treatment under Japanese tax law of a stock split, please refer to Item 10.E, "Tax Considerations -- Japanese Taxation", in our most recent annual report on Form 20-F incorporated by reference in this prospectus.

General Meeting of Shareholders

                  The ordinary general meeting of our shareholders is held within three months from the last day of each fiscal year in Tokyo. In addition, we may hold an extraordinary general meeting of shareholders whenever necessary. We must give notice of a shareholders' meeting stating the place, the time and the agenda of the meeting at least two weeks prior to the date set for the meeting. We must send the notice to each shareholder having voting rights or, in the case of a non-resident shareholder, to his mailing address or proxy in Japan. Since we suspend the entry of changes into the register of shareholders from April 1 to the date when an ordinary general meeting of shareholders is held each year, shareholders having voting rights at an ordinary general meeting of shareholders are fixed on March 31 each year.

                  Any shareholder holding 300 shares or one percent of the total number of the outstanding shares for six months or longer may propose a matter to be considered at a general meeting of shareholders. A proposal is made by submitting a written request to the Board of Directors at least six weeks prior to the date of such meeting.

Liquidation Rights

                  If we are liquidated, the assets remaining after payment of all taxes, liquidation expenses and debts will be distributed among the shareholders in proportion to the number of shares they hold.

Issue of Additional Shares and Pre-emptive Rights

                  Holders of our shares have no pre-emptive rights. Authorized but unissued shares may be issued at the times and on the terms as our Board of Directors determines, as long as the limitations on the offering of new shares at a "specially favorable" price mentioned above are observed. Our Articles of Incorporation provide that any issuance of additional shares, convertible debt and bonds with stock acquisition rights is subject to the approval by two-thirds of the directors present at a meeting of the Board of Directors at which a majority of all directors are present. Our Board of Directors may, however, give shareholders subscription rights to new shares. Any rights must be given on uniform terms to all shareholders as of a record date. Notice of that record date must be given at least two weeks' in advance. Each shareholder must also be given at least two weeks' prior notice of the date on which the rights expire. The issue price of new shares must be paid in full.

Dilution

                  It is possible that, in the future, market conditions and other factors might make rights issues to shareholders desirable at a subscription price substantially below their then current market price. In that case, shareholders who do not exercise and are unable otherwise to realize the full value of their subscription rights will suffer dilution of their equity interest in us.

Report to Shareholders

                  We currently furnish our shareholders' notices of shareholders' meetings, annual business reports, including financial statements, and notices of resolutions adopted at shareholders' meetings, all of which are in Japanese.

                  We are subject to the information requirements of the Exchange Act and file reports and other information in English with the SEC. For information on how to obtain these reports and other information, please refer to the "Available Information" section of this prospectus.

Record Date and Close of Register of Shareholders

                  The record date for annual dividends is March 31 and the record date for interim dividends is September 30. In addition, we may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks' prior public notice. We may close the register of shareholders for a period not to exceed three months.

Repurchase of Shares by Us

                  We may acquire shares (i) from a specific shareholder other than our subsidiary (pursuant to a special resolution of an ordinary general meeting of shareholders), or (ii) from our subsidiary (pursuant to a resolution of our Board of Directors). In the case of (i) above, any other shareholder may make a request directly to a Representative Director in writing, five days prior to the relevant shareholders' meeting, to include him or her as the seller of his or her shares in the proposed purchase. Our shares are not listed on any Japanese stock exchange or traded on the over-the-counter market in Japan.

                  Any such acquisition of shares must satisfy certain requirements, including that the total amount of the purchase price may not exceed the amount of retained earnings available for annual dividend payments after taking into account any reduction of our stated capital, additional paid-in capital or legal reserve (if such reduction is authorized by a resolution of the relevant general meeting of shareholders) minus the sum of the amount to be paid by way of appropriation of retained earnings and the amount of retained earnings to be transferred to the stated capital in respect of the relevant fiscal year pursuant to a resolution of such general meeting of shareholders. However, if it is anticipated that the net assets, as stated on its non-consolidated balance sheet at the end of the immediately following fiscal year, will be less than the aggregate amount of our stated capital, additional paid-in capital, accumulated legal reserve, and legal reserve to be set aside for the dividends concerned and proposed payment by way of appropriation of retained earnings, we may not purchase such shares.

                  We may hold the shares acquired in compliance with the provisions of the Commercial Code, and may generally dispose of or cancel such shares by a resolution of our Board of Directors subject to the limitation as to the disposal of such shares held by us at a "specially favorable" price mentioned above.

Stock Options

                  Under the Commercial Code of Japan, stock options may be granted by issuing stock acquisition rights.

                  Pursuant to the 2002 Amendments, we may issue stock acquisition rights (shinkabu yoyakuken) or bonds with stock acquisition rights (shinkabu yoyakuken-tsuki shasai) (in relation to which the stock acquisition rights are undetachable). Except where the issue would be on "specially favorable" terms, the issue of stock acquisition rights or bonds with stock acquisition rights may be authorized by a resolution of our Board of Directors. Upon exercise of the stock acquisition rights, the holder of such rights may acquire shares by way of payment of the applicable exercise price or, if so determined by a resolution of the Board of Directors, by way of substitute payment in lieu of redemption of the bonds.

                  Generally, a special resolution at a general meeting of shareholders is required in order to grant stock options by issuing stock acquisition rights due to their "specially favorable" terms. The special resolution must set forth the class and number of shares to be issued or transferred on exercise of the options, the exercise price, the exercise period and other terms of the options.

Rights of Holders of Our Common Stock

                  We have issued only one class of shares, our common stock. Rights of holders of our shares of our common stock under the Commercial Code of Japan and our Articles of Incorporation include:

     - the right to receive dividends when the payment of dividends has been approved at a shareholders' meeting, with this right lapsing three full years after the due date for payment according to a provision in our Articles of Incorporation;

     - the right to receive interim dividends as provided for in our Articles of Incorporation, with this right lapsing three full years after the due date for payment according to a provision in our Articles of Incorporation;

     - the right to vote at a shareholders' meeting (cumulative voting is not allowed under our Articles of Incorporation);

     -    the right to receive surplus in the event of liquidation; and

     -    the right to require us to purchase shares when a shareholder  opposes
          (i) the transfer of all or material part of the business, (ii) an amendment of our Articles of Incorporation to establish a restriction on share transfer, (iii) a share exchange or share transfer to establish a holding company, (iv) split of the company, or (v) merger; all of which must be consummated by a two-thirds affirmative vote of the voting rights of the shareholders at a shareholders' meeting at which shareholders having a majority of the voting rights are in attendance.

                  A shareholder is generally entitled to one vote per one unit of our shares at a shareholders' meeting. In general, under the Japanese Commercial Code and our Articles of Incorporation, a shareholders' meeting may adopt a resolution by a majority of the voting rights represented at the meeting. The Japanese Commercial Code and our Articles of Incorporation require a quorum for the election of directors and statutory auditors of not less than one-third of the total number of voting rights held by all shareholders. A corporate shareholder, having more than one-quarter of its voting rights directly or indirectly held by us, does not have voting rights. We have no voting rights with respect to our own common stock. Shareholders may exercise their voting rights through proxies, provided that those proxies are also shareholders who have voting rights. Our board of directors may entitle our shareholders to cast their votes in writing. Our board of directors may also entitle our shareholders to cast their votes by electrical devices.

                  Following the April 1, 2002 amendments, which replaced the concepts of convertible bonds and bonds with warrants with a new concept of "bonds with stock acquisition rights", the Japanese Commercial Code requires a quorum of the majority of voting rights and approval of two-thirds of the voting rights presented at the meeting of any material corporate actions such as:

     -    a reduction of the stated capital,

     - amendment of the articles of incorporation (except amendments that the board of directors are authorized to make under the Commercial Code),

     -    the removal of a director or statutory auditor,

     - establishment of a 100% parent-subsidiary relationship through a share exchange or share transfer requiring shareholders' approval,

     -    a  dissolution,   merger  or  consolidation   requiring  shareholders'
          approval,

     -    a company split requiring shareholders' approval,

     -    a transfer of the whole or an important part of our business,

     - the taking over of the whole of the business of any other corporation requiring shareholders' approval, and

     - issuance of new shares at a specially favorable price, or issuance of stock acquisition rights or bonds with stock acquisition rights with specially favorable conditions to persons other than shareholders.

     The Commercial Code of Japan provides additional specific rights for shareholders owning a substantial number of shares.

     Shareholders holding one sixth or more of the total number of the voting rights of all shareholders have the right to oppose:

     -    short-form share exchange (kan-i kabushiki kokan)

     -    short-form   assimilative-divisive    reorganization   (kan-i   kyushu
          bunkatsu) (only in respect of the shareholders of the exiting company that takes over the target business of the reorganizing company)

     -    short-form merger (kan-i gappei)

                  Shareholders holding 10% or more of the total number of the voting rights of all shareholders have the right to apply to a court of competent jurisdiction, or competent court, for:

     -    dissolution, and

     - commencement of reorganization proceedings as provided for in The Company Reorganization Law of Japan.

                  Shareholders who have held 3% or more of the total number of the voting rights of all shareholders for six months or more have the right to:

     -    demand the convening of a general meeting of shareholders,

     - apply to a competent court for removal of a director or statutory auditor,

     -    apply to a competent court for removal of a liquidator,

     -    apply to a competent court for reorganization of the company, and

     - apply to a competent court for an order to inspect our business and assets in a special liquidation proceeding.

                  Shareholders holding 3% or more of the total number of the voting rights of all shareholders have the right to:

     -    examine our accounting books and documents and make copies of them,

     - apply to a competent court for permission to examine accounting books and documents of a subsidiary and make copies of them, and

     - appointment of an inspector to inspect our operation or financial condition.

                  Shareholders who have held 1% or more of the total number of the voting rights of all shareholders for six months or more have the right to:

     - demand that certain matters be made agenda items at a general meeting of shareholders, and

     - apply to a competent court for appointment of an inspector to review the correctness of the convocation and voting procedures of a general meeting of shareholders.

                  Shareholders who have held 300 voting rights for six months or more have the right to demand that certain matters be made objects at a general meeting of shareholders.

                  Shareholders who have held any number of shares for six months or more have the right to demand:

     - us to institute an action to enforce the liability of one of our directors or statutory auditors,

     - us to institute an action to recover from a recipient the benefit of a proprietary nature given in relation to exercising the right of a shareholder, and

     - a director on our behalf for the cessation of an illegal or ultra vires action.

                  There is no provision under the Commercial Code of Japan or our Articles of Incorporation which forces shareholders to make additional contributions when requested by us.

                  Under the Commercial Code of Japan, in order to change the rights of shareholders which are stipulated and defined in our Articles of Incorporation, we must amend our Articles of Incorporation. Amendment must be approved by a special resolution of shareholders where two-thirds of shareholders vote at a shareholders' meeting at which shareholders having a majority of the voting rights of the stock are in attendance.

                  Annual general meetings and extraordinary general meetings of shareholders are convened by a representative director based on the determination to convene it by the board of directors. A shareholder having held 3% or more of our total outstanding shares for six months or more is entitled to demand the board of directors to convene a shareholders' meeting under the Commercial Code of Japan. Under our Articles of Incorporation, shareholders of record as of March 31 of each year have the right to attend the annual general meeting of our shareholders. In order to determine the shareholders entitled to attend extraordinary general meetings of our shareholders, we are required to make public notice of record date at least two weeks prior to the record date. A convocation notice will be sent to these shareholders at least two weeks prior to the date of the shareholders' meeting.

Rights of Holders of Fractional Shares of Our Common Stock

                  The amendment of the Commercial Code of Japan regarding fractional shares was enforced on October 1, 2001. Under the amended Commercial Code of Japan (the "New Code"), holders of fractional shares representing 1/100th (this ratio can be varied or fractional share system can be abandoned by being provided in articles of incorporation) of a share or integral multiples of 1/100th of a share have the following rights:

     -    to inspect and copy the register of fractional shares;

     - to receive additional shares or money in the event of cancellation, consolidation or split of shares, stock transfer, exchange of shares, company split or merger, and to receive residual properties;

     - to request a company to convert the shares if they are the fractional shares of convertible shares, unless otherwise provided for in articles of incorporation. Our Articles of Incorporation do not contain a provision against such conversion; and

     - to receive dividend, interim dividend or preemptive rights, unless otherwise provided for in articles of incorporation. Our Articles of Incorporation do not contain a provision against such receipt.

                  Under the New Code, a certificate of fractional shares cannot be issued by a company, and the only way for holders of fractional shares to recover their investment is to request the company to purchase their fractional shares.

Restrictions on Holders of Our Common Stock

                  There is no restriction on non-resident or foreign shareholders on the holding of our shares or on the exercise of voting rights. However, pursuant to a provision of our Share Handling Regulations, a shareholder who does not have an address or residence in Japan is required to file its temporary address in Japan or that of a standing proxy having any address or residence in Japan with our transfer agent.

                  There is no provision in our Articles of Incorporation that would have the effect of delaying, deferring or preventing a change in control that would operate only with respect to a merger, acquisition or corporate restructuring involving us.

                  There is no provision in our Articles of Incorporation or other subordinated rules regarding the ownership threshold, above which shareholder ownership must be disclosed. Although a shareholder holding more than 5% of the shares in a public company in Japan is required to disclose such shareholding pursuant to the Securities Exchange Law of Japan, this is inapplicable to us as we are not a public company in Japan.

                  There is no provision in our Articles of Incorporation governing changes in the capital more stringent than is required by law.

Description of American Depositary Receipts

                  Shares of our common stock may also be sold in the form of ADSs if deposited with our ADS depositary. For a description of rights of holders of ADSs, please see the "Description of American Depositary Receipts"
section in our Form F-1 Registration Statement (File No. 333-12264), as amended, declared effective on August 2, 2000, which is hereby incorporated by reference.

                                     SELLERS

                  The following table provides information about the sellers and their shareholdings, including shares of common stock held in the form of ADSs.

                                                SHARES  OWNED BEFORE                            SHARES OWNED AFTER
                                                THE OFFERING (AS OF     SHARES OWNED UPON       GIVING EFFECT TO THE
                                                MARCH 31, 2002)         EXERCISE OF SARs(2)     OFFERING(3)


SELLERS                  ADDRESS                SHARES      PERCENTAGE SHARES      PERCENTAGE SHARES      PERCENTAGE

1)  Sumitomo             1-2, Yurakucho 1-chome
    Mitsui Banking       Chiyoda-ku, Tokyo         327       * (1)        7,827        1.5%        327        * (1)
    Corporation          Japan

2)  The Sumitomo         5-33 Kitahama 4-chome       0          --        7,500        1.4%          0          --
    Trust & Banking      Chuo-ku, Osaka-shi
    Co., Ltd.            Osaka, Japan

3)   UFJ Bank            21-24                       0          --        7,500        1.4%          0          --
     Limited             Nishiki 3-chome
                         Naka-ku, Nagoya-shi,
                         Aichi, Japan



(1)  Less than 1%.

(2) Each seller owns 75 SARs issuable for up to 7,500 shares of common stock, equivalent to 1,500,000 ADSs.

(3) Because the sellers may offer all, some or none of the securities that they hold, actual holdings after the offering may differ.

                  On May 21, 2002, we entered into a syndicated financing facilities agreement with Sumitomo Mitsui Banking Corporation, The Sumitomo Trust & Banking Co., Ltd., UFJ Bank Limited and Mizuho Corporate Bank, together referred to as the bank consortium, for a total amount of (Y)20 billion over a period of six years. In connection with the financing, we granted to the bank consortium a security interest in substantially all of our assets, as well as a security interest in our wide-are Ethernet Service receivables and Network Platform Service receivables. Also, under the Cash Deficiency Support Agreement between us, IIJ and the bank consortium, IIJ deposited (Y)5 billion into a restricted account with an agent bank at the end of May 2002 as a guarantee for the loan granted under the facility. The SARs were issued to IIJ and the sellers in connection with these transactions. For further detail regarding these transactions, please see Item 10.C., "Material Contracts" of our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

                  The shares that we are offering for issuance upon exercise of SARs will only be issued to exercising SAR holders in accordance with the SAR exercise provisions set forth in the Stock Acquisition Rights Placement Agreements. The sellers may offer and sell, from time to time, some or all of the SARs and the shares issued upon exercise of the SARs, or ADSs representing such shares, that are covered by this prospectus. We have registered these securities for offer and sale by the sellers so that these securities may be freely sold to the public by them. Registration of these securities for sale by the sellers does not mean, however, that these securities necessarily will be offered or sold.

                  The sellers may sell the SARs and common shares issued upon exercise of the SARs, or ADSs representing such shares, that are covered by this prospectus from time to time at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

     -    in privately negotiated transactions;

     -    directly to one or more purchasers;

     -    through broker-dealers, who may act as agents or principals;

     - in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     -    through agents;

     - through one or more underwriters on a firm commitment or best-efforts basis;

     - through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

     -    through short sales of the securities; and

     -    in any combination of the above.

                  If the sellers use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

                  Underwriters, dealers and agents that participate in the distribution of any securities to be sold by the sellers may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The sellers may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

                  At any time a particular offer of the securities covered by this prospectus is made by a seller, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the sellers and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

                  The SARs have no established trading market. Any underwriters to whom SARs are sold by the sellers for public offering and sale may make a market in such SARs, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity or the trading market for the SARs.

                  Our common shares are not listed on any securities exchange. No public market exists for our common shares and we do not anticipate the development of a public market for our shares.

                  ADSs representing our common shares are quoted on the Nasdaq National Market. No assurance can be given as to the continued quotation of our ADSs on the Nasdaq National Market or as to the liquidity of the trading market for our ADSs.

                  The sellers may also sell these securities directly to market makers acting as principals and/or broker-dealers acting as agents for itself or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers of these securities for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers that purchase these securities will do so for their own account and at their own risk. It is possible that the sellers will attempt to sell these securities in block transactions to market makers or other purchasers at a price per share that may be below the then market price.

                  The sellers and any other persons participating in the sale or distribution of these securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by the sellers or any other such persons. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

                  Some of the securities covered by this prospectus may be sold in private transactions or pursuant to Rule 144 or Regulation S under the Securities Act of 1933 rather than pursuant to this prospectus.

                  Each seller will be deemed to have warranted at the time of sale of any security covered by this prospectus that the sale is in compliance with and not subject to the right of first refusal by IIJ as described in the section "Description of SARs -- Transfer of SARs".

                      EXPENSES OF ISSUANCE AND DISTRIBUTION

                  The following table shows the estimated expenses in connection with the issuance and distribution of the securities being registered,


        Securities and Exchange Commission registration fee...........         (Y)      80,000
        Accounting fees and expenses..................................               1,000,000
        Legal fees and expenses.......................................               5,000,000
        Miscellaneous.................................................               3,000,000
                                                                               ---------------
            Total.....................................................         (Y)   9,080,000
                                                                               ===============

                             VALIDITY OF SECURITIES

                  The validity of the SARs and the shares of common stock issuable upon exercise of the SARs will be passed upon by Asahi Koma Law Offices.

                                     EXPERTS

                  Our consolidated financial statements as of March 31, 2001 and 2002, and for each of the years in the three year period ended March 31, 2002, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part from our annual report on Form 20-F for the fiscal year ended March 31, 2002, in reliance upon the report of Asahi & Co., independent public accountants, upon the authority of such firm as experts in accounting and auditing.





===============================================================================
No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful
to do so.  The information contained in this
prospectus is current only as of its date.



                  TABLE OF CONTENTS

                                              Page

FORWARD-LOOKING STATEMENTS.....................2
ENFORCEABILITY OF CIVIL LIABILITIES............2
AVAILABLE INFORMATION..........................3
INCORPORATION OF DOCUMENTS BY REFERENCE........3
RISK FACTORS...................................5
USE OF PROCEEDS...............................12
CAPITALIZATION................................13
PRICE HISTORY OF COMMON STOCK.................14
DESCRIPTION OF OFFERED SECURiTIES.............15
SELLERS.......................................29
PLAN OF DISTRIBUTION..........................30
EXPENSES OF ISSUANCE AND DISTRIBUTION.........32
VALIDITY OF SECURITIES........................32
EXPERTS.......................................32

              225 Stock Acquisition Rights
  22,500 Shares of Common Stock in the form of Shares
             or American Depositary Shares

             Crosswave Communications Inc.

  --------------------------------------

                   PROSPECTUS



  --------------------------------------







                            , 2002




                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

                  Articles 254 and 280 of the Commercial Code of Japan (the "Commercial Code") make the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the registrant and its directors and statutory auditors, respectively. Section 10, among other things, provides in effect that:

Any director or statutory auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

If a director or a statutory auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement from the company;

If a director or a statutory auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

If a director or a statutory auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation from the company.

                  Under Article 279-2 of the Commercial Code, a company may not refuse a demand from a statutory auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the statutory auditor's duties.

Item 9.    Exhibits

Number     Description
------     -----------

4.1        Specimen Common Stock certificate of the Registrant *

4.2 Form of Deposit Agreement among the Crosswave Communications Inc., Morgan Guaranty Trust Company of New York as depositary and all owners and holders from time to time of American Depositary Receipts, including the form of American Depositary Receipt **

4.3        Form of Stock Acquisition Rights Placement Agreement

4.4        Articles of Incorporation, as amended June 25, 2002 of the
           Registrant***
4.5        Share Handling Regulations of the Registrant ***

5.1        Opinion and consent of Asahi Koma Law Offices

23.1       Independent Auditors' Consent

23.2       Consent of Asahi Koma Law Offices (included in Exhibit 5.1)

24.1 Power of Attorney (included in Part II of this registration statement)

------------------

* Incorporated by reference to the Registration Statement on Form F-1 filed on September 27, 2000 (File No. 333-12264), as amended.

** Incorporated by reference to the Registration Statement on Form F-6 filed on July 14, 2000 (File No. 333-12288)

*** Incorporated by reference to the Annual Report on Form 20-F for the fiscal year ended March 31, 2002 filed on July 19, 2002 (File No. 0-30868)

Item 10.   Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) to file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial reports and financial information required by Section 10(a)(3) of the Securities Act if the financial statements and information otherwise required to be included in a post-effective amendment are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 9 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on November 21, 2002.

                          CROSSWAVE COMMUNICATIONS INC.



                        By:    /s/ Koichi Suzuki
                           --------------------------
                        Name:  Koichi Suzuki
                        Title: President and
                               Representative Director

                  The undersigned directors and officers do hereby constitute and appoint Koichi Suzuki, Akio Onishi and Yasuharu Fushimi, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act of
1933) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                        Title                                 Date

            /s/ Koichi Suzuki               President and Representative Director
------------------------------------------
              Koichi Suzuki                                                                   November 21, 2002

             /s/ Akio Onishi                Chief Executive Officer and Representative
------------------------------------------  Director                                          November 21, 2002
               Akio Onishi

           /s/ Yasuharu Fushimi             Chief Financial Officer, Chief Accounting
------------------------------------------  Officer and Representative Director               November 21, 2002
             Yasuharu Fushimi

           /s/ Takehisa Hayashi             Chief Marketing Officer and Senior Managing
------------------------------------------  Director                                          November 21, 2002
             Takehisa Hayashi



            /s/ Senji Yamamoto              Director
------------------------------------------                                                    November 21, 2002
              Senji Yamamoto

           /s/ Katsushi Hattori             Director
------------------------------------------                                                    November 21, 2002
             Katsushi Hattori

             /s/ Ichiro Terai               Authorized Representative in the United States
------------------------------------------
               Ichiro Terai                                                                   November 21, 2002


                                INDEX TO EXHIBITS

Exhibits                        Description

4.1        Specimen Common Stock certificate of the Registrant *

4.2 Form of Deposit Agreement among the Crosswave Communications Inc., Morgan Guaranty Trust Company of New York as depositary and all owners and holders from time to time of American Depositary Receipts, including the form of American Depositary Receipt **

4.3        Form of Stock Acquisition Rights Placement Agreement

4.4        Articles of Incorporation, as amended June 25, 2002 of the
           Registrant***

4.5        Share Handling Regulations of the Registrant ***

5.1        Opinion and consent of Asahi Koma Law Offices

23.1       Independent Auditors' Consent

23.2       Consent of Asahi Koma Law Offices (included in Exhibit 5.1)

24.1 Power of Attorney (included in Part II of this registration statement)

--------------------------------------------------------------------------------

* Incorporated by reference to the Registration Statement on Form F-1 filed on September 27, 2000 (File No. 333-12264), as amended.

** Incorporated by reference to the Registration Statement on Form F-6 filed on July 14, 2000 (File No. 333-12288)

*** Incorporated by reference to the Annual Report on Form 20-F for the fiscal year ended March 31, 2002 filed on July 19, 2002 (File No. 0-30868)